MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2012 RESULTS
GUIDES FOR HIGH SINGLE DIGIT INCREASE IN SECOND HALF 2012 SALES AND DOUBLE
DIGIT INCREASE IN SECOND HALF 2012 EPS

Iselin, New Jersey, August 8, 2012—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported second quarter 2012 net sales of $157.5 million, a decrease of 7.4% from the second quarter of 2011. Reported EPS was $0.49 for the second quarter of 2012 compared to EPS of $0.50 for the second quarter of 2011. EPS excluding the litigation settlement recorded in the second quarter of 2011 was $0.67. The Company projects full year 2012 EPS in the range of $1.50 to $1.60 per share.

“Sales and earnings were at the top end of our expectations for the second quarter” stated Maurice S. Reznik, Chief Executive Officer. “Gross margin improved 680 basis points since the first quarter of 2012, our inventory levels are down and we are poised for high single digit growth in sales and double digit growth in EPS in the second half. Continued weakness in Europe and a choppy domestic market are placing downward pressure on our outlook, however we continue to execute well against our strategies and we are excited about our upcoming new product launches and branding initiatives.”

Financial Results for Second Quarter 2012 versus Second Quarter 2011

Net sales for the second quarter of 2012 decreased $12.5 million, or 7.4%, to $157.5 million. Wholesale segment net sales for the second quarter of 2012 decreased $12.4 million, or 8.1%, to $141.4 million. Retail segment net sales decreased $0.1 million, or 0.6%, to $16.1 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores

Net sales for the department stores and national chain stores channel increased $0.7 million, or 1.0%, to $70.4 million for the second quarter of 2012. During the quarter, the Company shipped the Jennifer Lopez brand for the first time to a chain store customer which was partially offset by sales declines at a mid-tier department store as it transitions to a new pricing and merchandising strategy.

Mass Merchants

Mass merchant channel net sales decreased $8.6 million, or 15.1%, to $48.2 million for the second quarter of 2012. This decrease is a result of a program shift at a warehouse club which took place July of 2012 compared to June of 2011 and mixed results with other mass merchant customers.

1

Other

Net sales in the other channel decreased $4.5 million, or 16.5%, to $22.8 million for the second quarter of 2012 primarily from lower anticipated sales to a specialty retailer that was somewhat offset by sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, decreased $1.9 million, or 11.4%, to $14.8 million. This decrease was driven by lower sales in our major European markets, such as the United Kingdom and the Benelux countries that was partially offset by increases in Canada and Mexico, along with unfavorable currency exchange rates.

Retail Segment

Total retail segment net sales decreased $0.1 million, or 0.6%, to $16.1 million resulting from decreased customer store traffic, partially offset by e-commerce growth. Same store sales, defined as outlet stores that have been open for more than one year, decreased 3.6%. Internet sales increased $0.5 million, or 27.8%, to $2.3 million for the second quarter of 2012. The retail segment operated 75 outlet stores as of the end of the second quarter of 2012 and 74 outlet stores as of the end of the second quarter of 2011.

Consolidated gross profit decreased $5.5 million, or 9.3%, to $53.6 million for the second quarter of 2012. As a percentage of net sales, consolidated gross margins were 34.0% for the second quarter of 2012 versus 34.8% for the second quarter of 2011. The decrease in gross margin was a result of increased promotional and off-price retailer activity to drive inventory productivity. Partially offsetting this decrease was a favorable mix of sales by channel during the quarter.

Consolidated selling, general and administrative expenses (SG&A) increased $0.3 million, or 0.9%, to $34.6 million for the second quarter of 2012. This increase was due to increased payroll and related benefits and increased costs associated with e-commerce strategies. Partially offsetting these increases was a reduction in professional fees along with other department savings. As a percentage of net sales, SG&A increased to 21.9% for the second quarter of 2012 compared to 20.2% for the second quarter of 2011.

Due to all of the factors described above, operating income for the second quarter of 2012 was $19.0 million, or 12.1% of net sales. Operating income, including the litigation settlement (which is separately listed on the consolidated statements of income), for the second quarter of 2011 was $18.0 million, or 10.6% of net sales. Continued operating income for the second quarter 2011, excluding the litigation settlement, was $24.8 million, or 14.6% of net sales.

Net interest expense for the second quarter of 2012 was $0.2 million compared to $0.3 million for the second quarter of 2011.

The Company’s effective income tax rate for the second quarter of 2012 was 39.1% compared to 34.7% for the second quarter of 2011. The lower effective income tax rate in the second quarter of 2011 was primarily due to a discrete income tax benefit related to a New Jersey tax law change.

2

Net income for the second quarter of 2012 and 2011 was $11.4 million and $11.6 million, respectively, and EPS was $0.49 and $0.50, respectively. Excluding the litigation settlement of $4.1 million after tax, or $0.17 EPS, net income was $15.7 million, or EPS of $0.67 for the second quarter of 2011.

Financial Results for Year-To-Date 2012 versus Year-To-Date 2011

Net sales for the first six months of 2012 decreased $18.6 million, or 5.6%, to $315.0 million. Wholesale segment net sales, on a year-to-date basis, decreased $19.6 million, or 6.4%, to $286.2 million resulting from the reasons mentioned above along with an assortment expansion in 2011 at one of the Company’s chain store customers that did not repeat in 2012. Total international net sales increased $1.3 million, or 4.3%, to $31.3 million. This increase was driven by increased sales to major markets, such as Canada and the United Kingdom. Partially offsetting these increases were sales decreases in other major markets, such as the Benelux countries, and the impact of unfavorable currency exchange rates. Retail segment net sales for the first six months of 2012 increased $1.0 million, or 3.6%, to $28.8 million. Same store sales for Maidenform’s retail outlet stores were flat. Internet sales increased $1.3 million, or 39.4%, to $4.6 million. The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins on a year-to-date basis were 30.6% versus 34.4% for the same period in 2011. The decrease in gross margin was a result of increased promotional and off-price retailer activity to drive inventory productivity. Partially offsetting this decrease was a favorable mix of sales by channel.

Consolidated SG&A increased $1.2 million, or 1.8%, to $67.7 million for the first six months of 2012. This increase is primarily due to the same drivers sighted above for the second quarter of 2012. As a percentage of net sales, SG&A increased to 21.5% for the first six months of 2012 compared to 19.9% for the same period of 2011.

Year-to-date operating income for 2012 was $28.8 million, or 9.1% of net sales. Year-to-date operating income for 2011, including the litigation settlement (which is separately listed on the consolidated statements of income), was $41.5 million, or 12.4% of net sales. Continued operating income for the first six months of 2011, excluding the litigation settlement, was $48.3 million, or 14.5% of net sales.

The Company’s effective income tax rate for the first six months of 2012 was 39.1% compared to 36.4% for the same period of 2011. The lower effective rate for 2011 is a result of the discrete item mentioned above.

Net income for the first six months of 2012 and 2011 was $17.2 million and $26.1 million, respectively, and EPS was $0.74 and $1.12, respectively. Excluding the litigation settlement of $4.1 million after tax, or $0.17 EPS, net income was $30.2 million, or EPS of $1.29 for the first six months of 2011.

Total cash and cash equivalents as of June 30, 2012 were $59.1 million compared to $46.3 million as of July 2, 2011. The Company’s outstanding debt was $68.5 million as of June 30, 2012 versus $69.6 million as of July 2, 2011.

3

Financial Performance Guidance for 2012:

2012 Third Quarter Outlook:

•	Total net sales in the $155 to $160 million range

•	EPS in a range of 40 to 45 cents per share

2012 Full Year Trend:

•	Total Company net sales growth of around 1.0% over 2011

•	A decline in the other channel of $15 to $25 million as a bra program with a specialty retailer matures

•	Total Company net sales growth in the low single digits percentage range excluding the specialty retailer decline

•	EPS in a range of $1.50 to $1.60 per share

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, August 8, 2012 at 8:30 am ET to discuss its second quarter 2012 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through August 22, 2012 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 63662058.

About Maidenform Brands, Inc.

Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 90-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Maidenform’s Charmed®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 63 countries and territories outside the United States.

Maidenform Contact:

Chris Vieth

Chief Operating Officer & Chief Financial Officer

(732) 621-2101 or cvieth@maidenform.com

4

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

5

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$59,068	$68,041
Accounts receivable, net	88,051	54,517
Inventories	108,805	113,200
Deferred income taxes	15,357	15,357
Prepaid expenses and other current assets	16,478	14,310
Total current assets	287,759	265,425
Property, plant and equipment, net	29,643	29,497
Goodwill	7,162	7,162
Intangible assets, net	92,344	92,765
Other non-current assets	451	386
Total assets	$417,359	$395,235

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	39,104	38,425
Accrued expenses and other current liabilities	26,881	24,967
Total current liabilities	67,085	64,492
Long-term debt	67,400	67,950
Deferred income taxes	26,600	25,108
Other non-current liabilities	13,827	14,497
Total liabilities	174,912	172,047

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized; 24,399,732 shares issued and 23,086,912 outstanding at June 30, 2012 and 24,399,732 shares issued and 22,922,969 outstanding at December 31, 2011	244	244
Additional paid-in capital	78,683	78,362
Retained earnings	197,303	181,227
Accumulated other comprehensive loss	(8,356)	(8,301)
Treasury stock, at cost (1,312,820 shares at June 30, 2012 and 1,476,763 shares at December 31, 2011)	(25,427)	(28,344)
Total stockholders’ equity	242,447	223,188
Total liabilities and stockholders’ equity	$417,359	$395,235

6

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$157,485	$170,026	$315,031	$333,587
Cost of sales	103,927	110,922	218,566	218,789
Gross profit	53,558	59,104	96,465	114,798
Selling, general and administrative expenses	34,570	34,415	67,638	66,594
Litigation settlement	-	6,750	-	6,750
Operating income	18,988	17,939	28,827	41,454

Interest expense, net	296	238	549	462
Income before provision for income taxes	18,692	17,701	28,278	40,992
Income tax expense	7,308	6,137	11,049	14,915
Net income	$11,384	$11,564	$17,229	$26,077
Basic earnings per common share	$0.49	$0.51	$0.75	$1.14
Diluted earnings per common share	$0.49	$0.50	$0.74	$1.12
Basic weighted average number of shares outstanding	23,052,429	22,810,905	22,995,539	22,799,378
Diluted weighted average number of shares outstanding	23,399,367	23,322,223	23,389,694	23,312,676

7

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net income	$11,384	$11,564	$17,229	$26,077
Other comprehensive (loss) income, before tax:
Foreign currency translation adjustments	(724)	294	(219)	890
Net gain on defined benefit pension plan	137	55	274	112
Other comprehensive (loss) income, before tax	(587)	349	55	1,002
Income tax expense related to items of other comprehensive (loss) income	55	22	110	45
Other comprehensive (loss) income, net of tax	(642)	327	(55)	957
Comprehensive income	$10,742	$11,891	$17,174	$27,034

8

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,	July 2,
	2012	2011
Cash flows from operating activities
Net income	$17,229	$26,077
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	2,560	2,231
Amortization of intangible assets	546	545
Amortization of deferred financing costs	94	89
Stock-based compensation	2,301	1,940
Deferred income taxes	1,396	1,783
Excess tax benefits related to stock-based compensation	(843)	(983)
Bad debt expense	277	263
Other non-cash items	411	221
Net changes in operating assets and liabilities
Accounts receivable	(33,928)	(49,977)
Inventories	4,251	(19,939)
Prepaid expenses and other current and non-current assets	(454)	(3,574)
Accounts payable	686	14,965
Accrued expenses and other current and non-current liabilities	1,188	6,417
Income taxes payable	(778)	(2,402)
Net cash used in operating activities	(5,064)	(22,344)
Cash flows from investing activities
Capital expenditures	(2,835)	(3,197)
Net cash used in investing activities	(2,835)	(3,197)
Cash flows from financing activities
Term loan repayments	(550)	(550)
Proceeds from stock options exercised	636	1,504
Excess tax benefits related to stock-based compensation	843	983
Payments of employee withholding taxes related to equity awards	(1,566)	(1,130)
Purchase of common stock for treasury	-	(1,961)
Payments of capital lease obligations	(152)	(132)
Financing fees paid	(250)	-
Net cash used in financing activities	(1,039)	(1,286)
Effects of exchange rate changes on cash and cash equivalents	(35)	(111)
Net decrease in cash and cash equivalents	(8,973)	(26,938)
Cash and cash equivalents
Beginning of period	68,041	73,221
End of period	$59,068	$46,283

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$510	$500
Income taxes	$10,310	$15,479

Supplemental schedule of non-cash financing activities
Treasury stock issued related to equity award activity	$4,483	$4,324

9

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES

SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX

(in millions)

(unaudited)

	Three months ended
	June 30,	July 2,	$	%
	2012	2011	change	change
	(in millions)
Department stores and national chain stores	$70.4	$69.7	$0.7	1.0%
Mass merchants	48.2	56.8	(8.6)	(15.1)
Other	22.8	27.3	(4.5)	(16.5)
Total wholesale	141.4	153.8	(12.4)	(8.1)

Retail	16.1	16.2	(0.1)	(0.6)

Total consolidated net sales	$157.5	$170.0	$(12.5)	(7.4)%

	Six months ended
	June 30,	July 2,	$	%
	2012	2011	change	change
	(in millions)
Department stores and national chain stores	$129.0	$133.4	$(4.4)	(3.3)%
Mass merchants	107.2	114.8	(7.6)	(6.6)
Other	50.0	57.6	(7.6)	(13.2)
Total wholesale	286.2	305.8	(19.6)	(6.4)

Retail	28.8	27.8	1.0	3.6

Total consolidated net sales	$315.0	$333.6	$(18.6)	(5.6)%

	Three months ended		Six months ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Bras	59%	57%	57%	57%
Shapewear	34	37	36	37
Panties	7	6	7	6
	100%	100%	100%	100%

###

10